Exhibit 4.16

[***] Certain information in this document has been excluded pursuant to

Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential.

MANUFACTURING AND SUPPLY AGREEMENT

(“Agreement”)

between

Ascendis Pharma A/S

Tuborg Boulevard 12

2900 Hellerup

Denmark

(hereinafter referred to as “Ascendis”)

and

Bachem AG

Hauptstrasse 144

4416 Bubendorf

Switzerland

(hereinafter referred to as “Bachem”)

(hereinafter individually referred to as “Party” and collectively as “the Parties”)

1.	INTRODUCTION	3
2.	DEFINITIONS	3
3.	SUBJECT MATTER OF THE AGREEMENT	5
4.	OBLIGATIONS OF THE PARTIES	5
5.	JOINT STEERING COMMITTEE	7
6.	MATERIALS AND SUBCONTRACTING	7
7.	CAPACITY AND BATCH SIZE	8
8.	FORECAST	9
9.	PURCHASE ORDERS	9
10.	DELIVERY AND RELEASE	9
11.	STORAGE AND INSURANCE	10
12.	PURCHASE PRICE AND PAYMENT TERMS	11
13.	REGULATORY COMPLIANCE AND SUPPORT	12
14.	NON-COMPLIANCE	13
15.	RECALL	13
16.	TERM AND TERMINATION	13
17.	CONFIDENTIALITY	16
18.	INTELLECTUAL PROPERTY RIGHTS	16
19.	LIABILITY	16
20.	COMPLIANCE	17
21.	REPRESENTATIONS AND WARRANTIES	18
22.	ASSIGNABILITY AND SUB-CONTRACTING	19
23.	FORCE MAJEURE	19
24.	ARBITRATION AND LAW	20
25.	MISCELLANEOUS	20

APPENDICES

1	Specifications

2	Pricing

3	Quality Agreement

1.	INTRODUCTION

WHEREAS:

(A)	The Parties entered into that certain Master Agreement for Development, Manufacture and Supply of Peptides to be used in Clinical Trials dated October 26th 2016.

(B)

The Parties have agreed to enter into a commercial supply partnership with the objective to ensure delivery of agreed quantities of Product of the specified quality at agreed times, for world-wide commercial use by Ascendis, starting with the post-PPQ Batches.

(C)	The Parties have agreed to enter into this Manufacturing and Supply Agreement to set forth the general terms and conditions on which the supply of Product (as defined herein) will be carried out.

2.	DEFINITIONS

“Agreement” shall mean this Manufacturing and Supply Agreement.

“Appendix” shall mean any Appendix as amended, dated, signed and renumbered (e.g. Appendix 1, 2, 3… and so forth) from time to time.

“Bachem Materials” shall mean all materials necessary for the manufacture of the Product, excluding the Customer Materials.

“Background Technology” shall mean the full range of Bachem’s Intellectual Property Rights and factual knowledge in relation to manufacture of Product [***].

“Batch” shall mean a quantity of Product or intermediate product manufactured at the same time and controlled and released as one entity

“Business Day(s)” shall mean any working days (with the exclusion of Saturday and Sunday) on which banks are normally open in Switzerland and Denmark.

“Calendar Quarter” shall mean each three (3) successive calendar months starting on 1 January, 1 April, 1 July or 1 October, respectively.

“Calendar Year” shall mean 12 successive calendar months starting on 1 January.

“Campaign” shall mean one intermediate Batch and three Product Batches

“Confidential Information” shall mean any proprietary information, samples, technical data, trade secrets or know-how, including, but not limited to, research and product plans, products, services, lists of collaborators and corporate partners, markets, developments, inventions, processes, formulas, technology, marketing, finances or other business information disclosed by either Party (the “Discloser”) (either directly or indirectly in writing, orally or otherwise) to the other Party (the “Recipient”).

“Customer Materials” shall mean materials supplied by Ascendis, in this case [***].

“Delivery Date” shall mean the date when Bachem has released the Product and submitted the agreed release documentation (to be detailed in the Quality Agreement) to Ascendis.

“Effective Date” shall mean the date by which this Agreement has been signed by both Parties.

“Final Release” shall mean the final release, performed by Ascendis or its designated representative, of Product for further use.

“GMP” shall mean the regulation for Good Manufacturing Practice as outlined in the ICH Q7 guideline for the production and release of active substances and in EC Directive 2003/94/EC as amended from time to time and transposed into the respective national laws of the member states of the European Union or the equivalent US (FDA) laws and regulations.

“Health Authorities or HA” shall mean any national or international health authority including but not limited to those of [***].

“Intellectual Property Rights or IPR” shall mean without limitation, proprietary information, Know-how, patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, inventions, copyright, industrial designs etc.

“Joint Steering Committee” or “JSC” shall have the meaning assigned to it in Article 5.1.

“Know-how” shall mean any and all present and future data concerning Ascendis, Product, and any derivatives hereof e.g., but not limited to production know-how, quality specifications, analytical data, patents, use-, packaging- and improvement data, which data are possessed, performed and/or developed by either Ascendis or Bachem and/or exchanged under any secrecy agreement between the parties or any other agreement entered into between the parties during the negotiations prior to execution of this Agreement or during the currency of this Agreement.

“Materials” shall mean Bachem Materials and Customer Materials jointly.

“Product” shall mean [***] as further set out in Appendix 1.

“Purchase Order” shall mean an order submitted by Ascendis under Article 9 specifying Ascendis’ purchase order number, required quantities of Product and requested delivery day.

“Purchase Price” shall mean the price agreed to be paid by Ascendis to Bachem as set forth in Appendix 2

“PPQ” shall mean Process Performance Qualification.

“Quality Agreement” shall mean the agreement set out in Appendix 3 hereto.

“Release” shall mean the release of Product by Bachem to Ascendis or its designated representative for Final Release.

“Release Documentation” shall mean the documentation which Bachem shall provide to Ascendis subsequent to Bachem’s internal Release of the Product. Such documentation will be detailed in the Quality Agreement.

“Services” shall mean the manufacture and delivery of Product as set out in this Agreement.

“Specifications” shall mean the specifications of Product as set forth in Appendix 1.

3.	SUBJECT MATTER OF THE AGREEMENT

3.1.

Bachem hereby undertakes, upon Ascendis’ request, to manufacture, analyse, package including labelling, quality control and deliver the Product to Ascendis or a designated supplier to Ascendis, in accordance with the terms and conditions of this Agreement; and Ascendis hereby undertakes from time to time place Purchase Orders for Product according to forecasts as set forth in Article 8. Manufacturing shall take place in compliance with the Quality Agreement.

4.	OBLIGATIONS OF THE PARTIES

4.1.

Bachem hereby undertakes to supply Product to Ascendis on the terms and conditions agreed upon hereunder, and Ascendis hereby undertakes to purchase such Product in the quantities ordered by Ascendis from time to time.

4.2.

Ascendis is neither bound to purchase certain quantities of Product from Bachem under this Agreement other than as set out in Sections 8 and 9, nor are the Parties granting any kind of exclusivity under this Agreement.

4.3.

Bachem and Ascendis shall discuss and liaise regarding the present status of the manufacturing and analysis of Product on a continuous basis. Upon Ascendis’ request Bachem shall inform Ascendis of the present status and the results obtained.

4.4.

In the performance of the Services, Bachem shall, for all processes subject to GMP, comply with all relevant FDA, EMA and Swissmedic rules and regulations as outlined in the ICH Q7 guideline for the production and release of active substances and in EC Directive 2003/94/EC as amended from time to time and transposed into the respective national laws of Switzerland, the member states of the European Union or the equivalent US (FDA) laws and regulations.

4.5.

During and following the term of this Agreement, Bachem shall make available [***] is required for (i) issue of patents and/or patent applications; (ii) regulatory filings to any regulatory body to which Ascendis may apply for registration of Product in its final presentation.

4.6.

Bachem shall, up to [***], during the term of this Agreement grant up to [***] of Ascendis [***] access (during normal business hours and upon reasonable prior notice of at least [***]) to visit Bachem’s premises for routine audits of facilities, equipment, procedures, records and personnel. Ascendis shall also be allowed to perform for-cause audits upon reasonable advance notice, such reasonable causes to be defined in the Quality Agreement. For reasons of clarity, Bachem reserves the right to [***].

4.7.

Bachem shall during the term of this Agreement allow inspectors from Health Authorities [***], to perform required inspections. Bachem shall submit any observations directly related to the manufacturing or analytical control of Ascendis Products from inspections by Health Authorities to Ascendis in accordance with the Quality Agreement.

4.8.	[***]

4.9.	[***].

4.10.	As further set out in the Quality Agreement, Ascendis shall have the option [***].

4.11.

Significant post-approval changes to [***] must be agreed upon by the Joint Steering Committee prior to implementation by Bachem, unless such changes are mandated by regulatory changes. Bachem shall [***] implement post-approval changes (e.g. Bachem site internal, SOPs) caused by new or changed regulatory requirements or caused by changes decided by Bachem provided however that such changes are not only required for Ascendis’ Product. [***] shall [***] costs of implementing other post-approval changes.

4.12.

Ascendis agrees to keep Bachem informed of notification of any action by, or notification or other information which it receives (directly or indirectly) from any governmental or regulatory authority, which raises any concern regarding safety in the handling of Product.

4.13.	Bachem shall be responsible for performing Continuous Process Verification.

4.14.	Bachem shall be responsible for the preparation and qualification of relevant reference standards as per Ascendis’ directions, according to mutually agreed purchase or work orders.

4.15.	Ongoing stability studies shall be performed by Bachem according to an agreed stability program as agreed between the Parties and shall be quoted and invoiced as separate work orders

5.	JOINT STEERING COMMITTEE

5.1.	The Parties shall form a Joint Steering Committee comprising of [***] members from each Party, including at least [***].

5.2.

The JSC shall meet at least [***] and shall discuss and evaluate the mutual collaboration and shall in good faith attempt to resolve any disputes in connection with the Agreement. Each Party may call for an additional JSC as such Party deems necessary. As agreed between the Parties in each case, the meetings of the JSC may be carried out by teleconference, or face-to-face, as the case may be.

5.3.	[***].

5.4.	Written minutes of JSC meetings must be made alternately by each Party and must be circulated for comments no later than [***] after each meeting.

6.	MATERIALS AND SUBCONTRACTING

6.1.

Bachem shall be responsible for purchasing, managing and storing Materials other than Customer Materials as required from reputable third Party manufacturers. [***]. In case of loss of Customer Materials while [***], [***] shall cover the cost in case of [***], [***] shall cover the costs in all other cases. Ascendis shall be responsible for all purchasing activities of Customer Materials as detailed in the Quality Agreement. Ascendis shall also be responsible for ensuring that the Customer Material (i) complies with the agreed specifications and is free from any defects when delivered to Bachem, and (ii) is delivered with the agreed quality and quantity, and (iii) is delivered in a timely manner in order to avoid any delays in Bachem’s manufacturing of Product.

6.2.	Bachem shall report its consumption of Customer Materials upon manufacture of a [***] in the respective executed manufacturing batch records. [***].

6.3.	Key Performance Indicators to measure [***] shall be defined and monitored by the JSC.

6.4.	Customer Material stock levels shall be agreed upon by the Parties, provided, however, that Ascendis may choose to supply Customer Materials up to [***] prior to planned use by Bachem.

6.5.

Subcontractors [***] that Bachem wishes to use must be approved by Ascendis in writing prior to use, and Bachem shall remain liable towards Ascendis for such subcontractors’ performance. All agreed subcontractors will be listed in the Quality Agreement.

7.	CAPACITY AND BATCH SIZE

7.1.

[***]. At the initial Batch sizes, Bachem shall ensure the ability to deliver [***] of Product per [***] period, provided that Ascendis has forecast such quantity in accordance with Section 8 below. Bachem will cooperate with Ascendis on upscaling the Process in due time to meet Ascendis’ long term forecast. Contingent upon a successful upscaling of [***], Bachem shall ensure an annual capacity of at least [***] of Product. The parties agree to cooperate in good faith to mitigate any supply shortages.

7.2.	Initial Batch sizes to be included in the validation range shall be:

•	A batch size of [***] Linker Thiol intermediate expected to yield approximately [***]

•	A batch size of Product, expected to yield [***]

7.3.	For the initial Batch size, Bachem will manufacture [***] and [***] in a campaign, so Minimum Order Quantity (“MOQ”) shall be [***] of Product.

7.4.	Batch sizes may be upscaled later upon mutual agreement, in which case MOQ shall be adjusted (e.g. if Product Batch size becomes [***], MOQ is planned to become [***]) and pricing shall be revised.

7.5.	In order to allow for use of any [***], the first orders for post-PPQ Product may deviate from the MOQ.

8.	FORECAST

8.1.

Ascendis shall provide Bachem with a written rolling forecast showing Ascendis’ expected requirements for Product to be delivered under this Agreement during the following [***]. The forecast for [***] will be considered fully binding. [***] may be postponed [***] by [***] from [***] and [***] may be added to [***] provided that the previous forecast for those quarters was [***]. [***] shall be considered non-binding. The first such forecast shall be supplied upon [***]. The forecast shall be updated [***] no later than [***].

8.2.

For forecasts placed until [***] in the first country, a Campaign forecast for [***] may not be removed at the next forecast update, but may be postponed [***]. An extra campaign may be added in [***] if the previous forecast for [***]. [***] shall be considered non-binding.

8.3.	Ascendis may forecast more than [***] in a running [***] period, but Bachem shall have no commitment to accept forecast volumes beyond an agreed [***] capacity.

8.4.	A non-binding long-term forecast ([***]) shall be provided by Ascendis [***].

9.	PURCHASE ORDERS

9.1.

Ascendis will from time to time and according to written forecasts place Purchase Orders with Bachem on the terms agreed herein. Ascendis shall on each Purchase Order specify required delivery day which shall be no earlier than [***] from submission of each Purchase Order. Subject to the Art. 8 above, Bachem shall confirm or decline such Purchase Orders in writing no later than [***] upon receipt of said Purchase Orders [***]. Once a Purchase Order is confirmed by Bachem, it may not be cancelled, [***].

10.	DELIVERY AND RELEASE

10.1.

Bachem shall deliver Product ordered under Article 9 within the agreed timeframe and in the agreed quantities. Product delivered under this Agreement shall comply with Specifications and the Quality Agreement. Ascendis shall purchase, and Bachem shall deliver, the full yield of a Batch of Product (less sampling).

10.2.

Bachem bears the responsibility towards Ascendis that any agreed conditions for storage and transportation of the Product as specified in Appendix 1 are fulfilled until delivery thereof to Ascendis or its designee.

10.3.	The Product shall be delivered to Ascendis or its designee [***] at [***], according to Incoterms 2010, packed in accordance with the requirements set out in Appendix 1.

10.4.

In accordance with the Quality Agreement Bachem shall perform Release of Product to Ascendis. Bachem shall forward the Release Documentation to Ascendis. Delivery is subject to both of these conditions having been fulfilled. Ascendis performs Final Release for further use.

10.5.	[***].

10.6.

If Ascendis finds that the Release Documentation does not comply with the Specifications or with any other requirement under this Agreement, Ascendis shall notify Bachem in writing of Ascendis’ observations with respect to the non-compliance without undue delay after receipt of such documentation and in any event within [***] of receipt of by Ascendis..

11.	STORAGE AND INSURANCE

11.1.

All Bachem Materials, Customer Materials, intermediates and Product will be stored [***]. Bachem shall ensure adequate storage conditions (e.g. cold storage, alarms, emergency power supply, etc.). Customer Material stock levels are to be mutually agreed.

11.2.	Ascendis may choose to store up to [***] of delivered Product at Bachem for up to [***], subject to reasonable storage fees and Storage Agreement.

11.3.

Bachem shall take out and on Ascendis’ request prove to have taken out, insurance in order to cover damages on Customer Materials and Product, and documentation related to this Agreement as a result of [***]:

•	[***]

11.4.

During the term of this Agreement the Parties shall at their own expense maintain adequate insurance cover in respect of the Parties undertakings under the provisions of this Agreement. Specifically, [***] shall maintain insurance to cover [***], including, [***] or other treatment of Customer Materials and Product

11.5.	Each Party shall upon request prove to the other Party the existence of such an insurance.

12.	PURCHASE PRICE AND PAYMENT TERMS

12.1.	Ascendis will pay to Bachem the Purchase Price for Product. [***].

12.2.	Pricing is based on [***]. Estimate prices shall be provided to Ascendis by Bachem after [***]. Separate pricing shall be agreed for the following:

•	[***]

•	[***]

12.3.	Prices shall be based on the following assumptions:

•	[***].

12.4.	Each [***], Bachem may invoice Ascendis a fee of [***] if no Purchase Orders have been issued for delivery of at least [***] within that [***].

12.5.	Prices may be adjusted if [***].

12.6.	Prices may be adjusted [***] in accordance with [***].

12.7.

Price changes due to [***] will mainly benefit [***]. Cost reductions from [***] will benefit [***]. Cost reductions which are due to [***] will benefit [***]. Other cost reductions from [***] will [***].

12.8.

Except for [***], Bachem’s price for the Services [***]. If Bachem is obligated by law to charge any value added and/or similar tax to Ascendis, Bachem shall ensure that if such value-added and/or similar tax is applicable, that it is invoiced to Ascendis in accordance with the laws applicable at its domicile so as to allow Ascendis to reclaim such value-added and/or similar tax from the appropriate government authority. Neither Party is responsible for taxes on the other Party’s income or the income of the other Party’s personnel or subcontractors. If Ascendis is required by government regulation to withhold taxes for which Supplier is responsible, Ascendis will deduct such withholding tax from payment to Supplier and provide to Supplier a valid tax receipt in Bachem’s name. If Bachem is exempt from such withholding taxes as a result of a tax treaty or other regime, Bachem shall provide to Ascendis a valid tax treaty residency certificate or other tax exemption certificate at a minimum of [***] prior to payment being due.

12.9.	Payments by Ascendis will be made in [***] net [***] after receipt of invoice by Ascendis.

13.	REGULATORY COMPLIANCE AND SUPPORT

13.1.	Product must comply with the Specifications as set out in appendix 1.

13.2.	Bachem must comply with relevant rules and regulations of the US, the EU and Switzerland in addition to relevant FDA and ICH guidelines.

13.3.

Bachem is obligated to support global regulatory requirements/requests by Health Authorities in [***], provided that Ascendis informs Bachem of any additional requirements. Ascendis shall [***] for Bachem. Health Authority Requirements are in this context defined as direct legal requirements imposed on Ascendis where non-compliance results in loss of license to operate or financial penalties due to non-compliance in the respective region. Health Authority Requests are defined as enquires from Health Authorities with relation to regulatory submissions (including but not limited to marketing authorization applications, clinical trial applications, line extensions, variations and safety requests).

13.4.

[***] If Bachem agrees, Bachem shall also comply with any country-specific rules and regulations of such countries, provided that Ascendis informs Bachem of any additional requirements. Ascendis shall [***] for Bachem.

13.5.

Bachem is obligated to deliver any information/data required to support both Health Authority Requirements and Health Authority Requests. Data should be delivered to Ascendis according to respective Health Authority Controlled Terms as applicable and where possible in structured format (in a suitable file format).

13.6.

[***] It is a combined responsibility between Bachem and Ascendis to ensure that the content of a regulatory filing conforms to Bachem’s internal documentation for the manufacturing and release of the Product.

13.7.

Bachem agrees to provide any information/documentation/data reasonably required to support regulatory requirements/requests within a mutually agreed timeframe taking into account the urgency of the request as determined by Ascendis.

13.8.	When providing regulatory support, Bachem shall quote and invoice such support as separate work orders, using [***].

14.	NON-COMPLIANCE

14.1.

If Ascendis finds that Product delivered does not conform to the terms and conditions of the Specifications or Quality Agreement or GMP, Ascendis shall no later than [***] after delivery notify Bachem hereof in writing with Ascendis’ observations with respect to the non-compliance. For latent defects (as defined in the Quality Agreement), Ascendis shall notify Bachem no later than [***] after discovery of the defect [***].

14.2.

Bachem shall within [***] calculated from the day on which such written complaint has been received by Bachem, provide an initial response and a report as soon as possible afterwards but in any case within any timelines given in the Quality Agreement.

14.3.

In the event that the Parties are in agreement that Product delivered does not conform with the Specifications, GMP and/or the provisions of the Quality Agreement, Ascendis shall not pay for such Product. At Ascendis’ sole discretion, without prejudice to any other claim that Ascendis may have under this Agreement and/or applicable law, Bachem shall [***]. If the confirmed defect was detected after shipment from Bachem, [***].

14.4.

In the event of a dispute as to the acceptance by Ascendis of a Batch of Product, the Parties agree to seek an amicable settlement by way of discussions between quality assurance representatives from either Party. If the dispute is not resolved amicably within [***] from Ascendis’ notice mentioned in Article 14.1, the issue may be referred to [***].

15.	RECALL

15.1.	[***] shall [***] whether and under what circumstances to require the recall of Batches of Product. [***]. In the event that a recall of a Batch from sale is necessary [***].

16.	TERM AND TERMINATION

16.1.	This Agreement will come into effect on the date of last signing hereof and will continue in effect until December 31st, 2027 (“Initial Term”).

16.2.

After the Initial Term, the Agreement shall automatically continue in effect until terminated by either Party, provided, however, that the Agreement shall expire automatically by the end of the Initial Term if no market authorization approval has been granted for Product within the Initial Term.

Notwithstanding any termination of this Agreement, the rights and duties of the Parties with respect to any terms, which by their nature are intended to survive termination, shall survive and continue to be enforceable, including but not limited to Articles [***].

16.3.	This Agreement may be terminated:

(i)	By either Party upon notice to take effect immediately in the event of:

a.	An assignment by the other Party for the benefit of creditors;

b.	The admitted insolvency of the other Party;

c.

The institution of voluntary or involuntary proceedings by or against the other Party in bankruptcy, insolvency, moratorium or for a receivership, or for a winding-up or for the dissolution or reorganization of the other Party; or

d.	The taking of any action by the other Party under an act for relief from creditors;

(ii)

By either Party upon [***] written notice to the other Party in the event of a failure of such other Party to perform or observe a material obligation imposed by this Agreement, unless such failure is cured or the parties have reached agreement on a plan to achieve a cure of such failure prior to the end of such [***] period.

(iii)

By Ascendis after the Initial Term with [***] written notice. For the avoidance of doubt, the earliest possible termination under this clause would have effect by 31 December 2027, provided notice is given no later than [***].

(iv)

By Bachem after the Initial Term with [***] written notice. For the avoidance of doubt, the earliest possible termination under this clause would have effect by 31 December 2027, provided notice is given no later than [***].

(v)	By Ascendis if Bachem is acquired by a company marketing a competing drug to Ascendis’ [***], with usual notice, also before the expiry of the Initial Term.

(vi)	By mutual agreement of the Parties.

16.4.

Termination of this Agreement, for any reason, shall not release either Party from any liability which at said time it has already incurred to the other Party, nor affect in any way the survival of any rights, duties or obligations of either Party which are stated elsewhere in this Agreement to survive said expiration or prior termination. Nothing in the immediately preceding sentence shall affect, be construed or operate as a waiver of the right of the Party aggrieved by any breach of this Agreement to be compensated for any injury or damage resulting therefrom which is incurred before or after such expiration or termination.

16.5.

On the request of Ascendis and at termination of this Agreement, Bachem shall [***] together with Product manufactured. Bachem is entitled to retain one (1) copy of such documents forwarded with respect [***] and Product manufactured, in order for Bachem to comply with the current GMP regulations and may not be used for any other purpose. Copies so retained shall be destroyed once the statutory retention period, subject to GMP, has elapsed.

16.6.	Upon termination Bachem shall keep the original Batch documentation for Products manufactured and/or packed by Bachem in accordance with the obligations laid down in Appendix 1.

16.7.

Upon termination Bachem shall [***] regarding the Products manufactured and/or packed by Bachem and [***] in relation to [***] about the quality of the Products in accordance with the obligations laid down in Appendix 3.

16.8.	If the Agreement is terminated [***], [***] shall [***].

16.9.	Upon termination Bachem shall send back unused Customer Materials and any Product still in storage as per the termination date upon the request [***] of Ascendis.

16.10.	Upon Ascendis’ request or in case of termination by either Party, [***]. In the event of termination by Bachem, [***] shall [***]. If applicable, [***] shall [***].

17.	CONFIDENTIALITY

17.1.

Recipient will not, during or subsequent to the term of this Agreement, use Confidential Information for any purpose whatsoever other than for the performance of this Agreement or disclose Confidential Information to any third Party other than employees, affiliates or representatives who have a need to know in order to perform the Services. Recipient agrees that Confidential Information shall remain the sole property of Discloser. Recipient further agrees to take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. Notwithstanding the above, Recipients’ obligation under this Clause 17 relating to Confidential Information shall not apply to information which:

(i)	is known to Recipient at the time of disclosure to Recipient by Discloser as evidenced by written records of Recipient,

(ii)	has become publicly known and made generally available through no wrongful act of Recipient,

(iii)	has been developed independently by or on behalf of the Recipient with no use of or reliance upon Discloser’s Confidential Information; or

(iv)	has been received by Recipient without restriction on disclosure from a third Party.

Upon the termination of this Agreement (irrespective of the reason therefore), or upon Discloser’s earlier request, Recipient will deliver on request to Discloser all of Discloser’s Confidential Information, which is in Recipient’s possession or control.

17.2.	The obligations of Recipient under this Clause 17 shall remain in effect for a period of [***] after the termination or expiry of this Agreement.

18.	INTELLECTUAL PROPERTY RIGHTS

18.1.	[***].

18.2.	[***].

18.3.	Ownership of [***] shall be [***]. Bachem, hereby grants to Ascendis a [***]. Ascendis hereby grants to Bachem a [***].

19.	LIABILITY

19.1.

A Party (the “Indemnifying Party”) shall indemnify the other Party, its directors, officers and employees, for any and all damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs, incurred in connection with [***] to have arisen from the negligence or intentional misconduct of the Indemnifying Party or the breach by the Indemnifying Party of any of its obligations under this Agreement.

19.2.

The Indemnifying Party shall be entitled, at its option, to control the defense and settlement of any claim for which it is liable, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim as the disposition or settlement relates to the Party entitled to indemnification. The indemnified Party shall reasonably cooperate in the investigation, defense and settlement of any claim for which indemnification is sought or provided hereunder and shall provide prompt notice of any such claim or reasonably anticipated claim to the Indemnifying Party.

19.3.

Except in the event of breach of warranty or in the event of gross negligence, and/or unless required by applicable law, neither Party shall be liable for any indirect, consequential, incidental or special damages whether arising under any legal theory of liability (including under any indemnification obligation) regardless of whether such Party knew or should have known of the possibility of such damages.

19.4.	In the event of [***], Bachem’s liability towards Ascendis [***].

19.5.	In the event of [***], Bachem’s liability towards Ascendis [***].

19.6.	In the event of [***], Bachem’s liability [***].

20.	COMPLIANCE

20.1.	Bachem undertakes to conduct its business in accordance with all applicable laws and regulations and the principles in the Bachem Code of Conduct.

20.2.

Bachem acknowledges that Ascendis is committed to maintaining high standards of ethical conduct and will not tolerate the use of bribery or corruption to achieve its business objectives. Thus, Bachem, including its affiliates, and their directors, employees, agents, representatives, contractors or sub-contractors, shall comply at all times with all applicable anti-bribery laws, rules and regulations (including but not limited to the UK Bribery Act and the United States Foreign Corrupt Practices Act (FCPA)). For the avoidance of doubt, this will include, not offering or giving a financial or other advantage with the intention of influencing in connection with the performance of the duties to obtain or retain a business advantage for Ascendis.

20.3.

Bachem shall (and shall procure that its affiliates shall) have in place adequate procedures designed to prevent any person working for or engaged by Bachem and its affiliates or any other third Party in any way connected to this Agreement, from engaging in any activity, practice or conduct which would infringe any anti-bribery and anti-corruption laws, regulations and codes, including but not limited to the UK Bribery Act 2010 and the FCPA.

20.4.

Bachem and Ascendis agree that each Party shall be entitled to use the information obtained from the other Party for its professional purposes, and that they are entitled to keep the other Party’s name and address in its confidential files in accordance with applicable personal data legislation as further set out in the GDPR Data Protection Rights.

21.	REPRESENTATIONS AND WARRANTIES

21.1.	Bachem hereby represents and warrants the following:

(i)	it has obtained (and will maintain throughout the existence of this Agreement) all necessary approvals, licenses or registrations necessary or desirable for the performance of the Services,

(ii)	it has the necessary experience to perform the Services,

(iii)	the personnel that Bachem causes to be applied in the performance of the Agreement shall be appropriately qualified and experienced for the tasks that they are to perform,

(iv)

any machinery and equipment that the Bachem provides or causes to be applied in the performance of the Agreement shall be of an appropriate quality and, as required by normal practice shall be qualified and approved by the relevant body or organization at Bachem,

(v)	any capital equipment used in the manufacturing or analytical processes shall be owned, maintained and replaced at Bachem’s cost,

(vi)	the Services are conducted in compliance with the laws as applicable at its domicile and relevant standards of comparable contract manufacturing organizations, such as but not limited to GMP,

(vii)	the Services are conducted in compliance with GMP relevant FDA, EMA and SwissMedic rules and regulations,

(viii)	Bachem is not debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) or any foreign equivalents, and

(ix)

in the event that during the term of this Agreement Bachem (i) becomes debarred; or (ii) receives notice of an action or threat of an action with respect to its debarment, Bachem agrees to immediately notify Ascendis and shall immediately cease all activities relating to this Agreement.

(x)	[***].

21.2.	Ascendis represents and warrants to Bachem that Ascendis is the owner or licensee or otherwise has the right to use and provide to Bachem all information provided to Bachem relating to Product.

22.	ASSIGNABILITY AND SUB-CONTRACTING

22.1.

Neither Party shall be entitled to assign or sub-contract its rights and/or obligations hereunder in whole or in part to any third Party, including any affiliated companies unless having obtained the other Party’s prior written approval, provided, however, that Ascendis is free to assign its rights and obligations, including (without limitation) to a Third Party acquiring, by purchase or license, rights to further develop or commercialize the Product.

23.	FORCE MAJEURE

23.1.	Neither Party shall be liable for non-performance of any provisions of this Agreement due to force majeure as defined below.

23.2.

Force majeure shall include strikes, lockouts, other industrial disturbances, rebellions, epidemics, pandemics, landslides, earthquakes, fires, storms, floods, sinking, droughts, civil disturbances, explosions, act or decisions of duly constituted national government authorities or of courts of law, impossibility to obtain equipment, supplies, fuel or other required materials, unexpected toxicity findings of Product, beyond the control of the Party pleading force majeure preventing this Party from performing its rights and obligations and not to be overcome by due diligence of such Party and which could not reasonable have been foreseen at the time accepting the relevant order, provided neither Party shall have any obligation to settle a labour dispute in order to exercise due diligence. For the purpose of this Clause 23.2, due diligence shall mean that the Party pleading force majeure has used at least reasonable efforts to overcome the reasons for such Party’s non-performance.

23.3.

The Parties agree that if either of them find themselves wholly or partly unable to fulfil their respective obligations under this Agreement by reasons of force majeure the Party pleading force majeure will as soon as possible notify the other Party of its inability to perform giving a detailed explanation of the occurrence which excuses performance. Said notices giving the performance of the notifying Party shall be abated for so long as the performance may be prevented by force majeure. Except from the payments of funds that are due and payable prior to any force majeure neither Party shall be required to make up for any performance that is prevented by force majeure.

23.4.

However, if the force majeure persists for a period of more than [***], and the Party pleading force majeure cannot present a remedial action plan acceptable to both parties within the said [***], the non-failing Party shall be entitled to terminate this agreement with immediate written notice.

24.	ARBITRATION AND LAW

24.1.

In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach, termination or invalidity thereof, the parties shall try to settle the problem amicably between themselves. In the absence of resolution within [***] from the dispute arising, be referred to the JSC, which shall discuss the matter and attempt to resolve it by mutual consent. The JSC shall meet [***] electronically or face-to-face as agreed between the Parties within [***] to discuss and resolve the dispute. Should they fail to agree, the matter in dispute shall be settled by arbitration in accordance with the Rules of Arbitration of [***]. The award rendered shall be final and binding and enforceable by any court having jurisdiction. The arbitration court shall consist of [***] and shall have its seat in [***]. The language of the proceedings shall be English. The Institute shall appoint [***] on request by a Party hereto and the parties shall consider the appointment of [***] capable of making decisions on the technical aspects of the services.

24.2.	This Agreement shall be governed by and construed in accordance with [***] Law without regard to its conflict of law rules.

25.	MISCELLANEOUS

25.1.

This Agreement and all Appendixes constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto, except any secrecy agreements made by the parties, which shall survive the obligations undertaken hereunder. No variation or modification of the terms of this Agreement nor any change of any of the terms or provisions hereof shall be valid unless stated in an amendment to this Agreement. This notwithstanding, any Appendix associated with this Agreement shall be valid if signed by an Authorised Representative of each Party.

25.2.	The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning of the interpretation of this Agreement.

25.3.

The provisions of this Agreement are separate and divisible and the invalidity or unenforceability of any part shall not affect the validity or enforceability of any remaining part or parts, all of which shall remain in full force and effect. However, the Parties agree to substitute any invalid or unenforceable provision by a valid and enforceable arrangement, which achieves to the greatest extent possible the financial balance and mutual understanding already established between the parties.

25.4.

The Appendices to this Agreement shall form an integral part of the Agreement and shall be regarded as incorporated into the Agreement in every respect. In case of inconsistency between the terms and conditions of the said Appendices and this Agreement, the latter shall prevail to the extent of such inconsistency.

25.5.

All communication between the Parties and all notices made hereunder shall be made in the English language unless public authorities may require any written communication to be made in any other language and if so the Party submitting to the other Party and/or suggesting such written communication shall upon request from the other Party provide a proper translation hereof into English (certified by an authorised translator should the receiving Party so require) at the requesting Party’s cost. All written communications (e.g. meeting minutes, forecast, Purchase Orders, Purchase Order confirmations) may be done electronically (e.g. by email), with the exception of legal notices which must sent by courier.

25.6.	Each Party shall appoint primary contact persons for technical operations, logistics, and QA.

25.7.

Quality related matters, including but not limited to documentation requirements, notification, sampling, testing, rejections, complaints handling, deviation handling, CAPAs, change control, reporting, recalls, etc. shall be governed by a separate Quality Agreement attached to this Agreement as Appendix 3.

25.8.

In the implementation of and performance under this Agreement, each Party shall comply with any and all relevant and applicable laws valid at at its domicile. Such compliance shall be the sole responsibility of such Party requiring no supervision, direction, responsibility or liability on behalf of the other Party.

25.9.	Agreement shall not be valid or binding upon the Parties hereto unless made in writing and duly executed on behalf of each Party hereto.

[Signature page to follow immediately hereafter]

In witness thereof, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorised representatives.

Hellerup, 23-Dec-2020	Bubendorf, 27-Dec-2020

Ascendis A/S	Bachem AG

/s/ Michael Wolff Jensen	/s/ Beat Sax
Michael Wolff Chief Legal Officer	Beat Sax
Site Manager

/s/ Boris Corpataux
Boris Corpataux
Vice President BD & Sales

APPENDIX 1

Specifications

[***]

APPENDIX 2

Pricing

[***]

APPENDIX 3

Quality Agreement

[***]